EXHIBIT 21

SUBSIDIARIES

          CodaLex Acquisition Corp.

          OMI Acquisition Corp.

          Laser Acquisition Corp.

          AMMCorp Acquisition Corp.

          Datalink Acquisition Corp.

          TIMCO Acquisition Corp.

          Docutech Acquisition Corp.

          IDS of New York Acquisition Corp.

          ImageMax of Delaware, Inc.

     All subsidiaries named above, except IDS of New York Acquisition Corp., and ImageMax of Delaware, Inc. are Pennsylvania corporations. IDS of New York Acquisition Corp. is a New York corporation. ImageMax of Delaware, Inc. is a Delaware corporation.